Exhibit 10.95

 CONFIDENTIAL TREATMENT REQUESTED.   [*] Indicates that the confidential portion has been omitted from the filed exhibit and filed separately with the Securities and Exchange Commission.

AMENDMENT FIVE TO UNDERGROUND COAL SALES AGREEMENT

THIS AMENDMENT FIVE TO UNDERGROUND COAL SALES AGREEMENT (“Amendment Five”), by and between SAN JUAN COAL COMPANY, a Delaware corporation (referred to herein as “SJCC”) and PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, and TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (collectively referred to herein as the “Utilities”) (with SJCC and Utilities herein sometimes collectively referred to as “Parties”), further amends that certain Underground Coal Sales Agreement, dated August 31, 2001, as amended (the “UG-CSA”), between SJCC and the Utilities.

RECITALS

WHEREAS, SJCC and the Utilities desire to implement the Capital True Up Adjustment as provided for in the UG-CSA and the Capital True Up Agreement, dated August 31, 2001 (“CTUA”);

WHEREAS, SJCC and the Utilities desire to confirm and incorporate the values for Moriginal, NPVC, and NPVD that have been determined by the Parties as provided for in the UG-CSA and the CTUA;

WHEREAS, SJCC and the Utilities desire to clarify the reimbursement rights and obligations of the Parties concerning certain costs SJCC incurs in connection with its performance under the UG-CSA, specifically including costs (including legal costs) to resolve actual or potential claims arising from oil and gas lease conflicts with SJCC’s rights under the Coal Leases that involve permitting and regulatory requirements and other matters arising from the oil and gas conflicts, and including costs SJCC incurs to collect, dispose, process, sell and otherwise manage gas from the point such gas is removed from the mine to mitigate its environmental impact considering the impact of alternative actions;

WHEREAS, SJCC and the Utilities desire to allow District 300 to be extended to the south by including the District 300 extension area in the Coal Leases as defined in the UG-CSA, modifying the Joint Committee authority, and defining the terms for reimbursement of certain costs associated with the District 300 extension;

WHEREAS, SJCC and the Utilities desire to update certain references in the UG-CSA in light of the termination of the Waste Disposal Agreement and the execution of the Coal Combustion Byproduct Disposal Agreement, dated and effective January 1, 2008 (“CCB-DA”); and

WHEREAS, the Parties desire to confirm the termination of the CTUA in accordance with Section 1.1 of the CTUA.

NOW THEREFORE, in consideration of the terms, covenants and agreements contained in this Amendment Five and for other good and valuable consideration, the Utilities jointly and severally agree with SJCC as follows:

AGREEMENT

1.	Effective January 1, 2008, the UG-CSA is amended by deleting the following language in Section 8.2 “Mining and Reclamation Component” (A) “Base CIE Amount” (1)(i) “Capital True Up Adjustment”:

A one-time capital true up adjustment will be made, in dollars per Ton, pursuant to the Capital True Up Agreement.  The Capital True Up Adjustment will be made according to the following formula:

Base CIEtrue up adj = Base CIEOriginal + Capital True Up Adjustment

Where the Capital True Up Adjustment will be determined as provided for in the Capital True Up Agreement, if it is positive it will increase the Base CIEOriginal and if it is negative it will decrease the Base CIEOriginal.

And replacing it with the following language:

The Capital True Up Adjustment will be made according to the following formula:

Base CIEtrue up adj = Base CIEOriginal -$[ * ]

2.	Effective January 1, 2008, the UG-CSA is amended by deleting the following language in Section 8.2 “Mining and Reclamation Component” (A) “Base CIE Amount” (1)(i) “Tax and Depletion Adjustment”:

Where, the Moriginal, NPVC, and NPVD values shall be determined as provided for in the Capital True Up Agreement.

And replacing it with the following language:

Where, the value for Moriginal shall be [ * ], the value for NPVC shall be [ * ], and the value for NPVD shall be [ * ].

3.	Effective January 1, 2007, the UG-CSA is amended by deleting the following paragraph in Exhibit F “Operating Costs” Section A “Rentals and Royalties”:

Rentals, royalties, overriding royalties, other retained interests, charges, fees and all other payments paid or incurred for real property used or to be used by SJCC in connection with work under this Agreement and/or in connection with any lease or sublease related to the SJCC Site Area and the lease acquisition costs for NM HC-0004 and NM 28093 Mod 1.  Recovery of the NM 28093 Mod 1 lease acquisition costs and other costs incurred in acquiring, developing, assessing, or otherwise preparing for delivery of coal from NM 28093 Mod 1 shall be pursuant to the UG-CSA and contingent on delivery of coal to Utilities from NM 28093 Mod 1.

And replacing it with the following paragraph:

Rentals, royalties, overriding royalties, other retained interests, charges, fees and all other payments paid or incurred for real property used or to be used by SJCC in connection with work under this Agreement and/or in connection with any lease or sublease related to the SJCC Site Area, and the lease acquisition costs for NM HC-0004, NM 28093 Mod 1, and NM 28093 Mod 2.

4.	Effective January 1, 2007, the UG-CSA is amended by inserting the following language at the end of Exhibit F “Operating Costs”:

J.
All costs that SJCC incurs to resolve actual or potential claims that arise due to oil and gas interests on lands within the Coal Leases that may limit, in SJCCs reasonable judgment, SJCC’s ability to perform its obligations under the UG-CSA.  Such costs include, without limitation, payments to, and funding arrangements with, oil and gas lease interest-holders to resolve such claims.

K.
Any cash proceeds or cash value of marketable instruments, such as environmental allowances, received by SJCC from the collection, disposal, processing, sale or management of gas from the Coal Leases from the point such gas is removed from the mine due to activity SJCC undertakes that is not applied against payments and funding arrangements as provided in Exhibit F Paragraph J shall be credited against cost of collection activity billed to Utilities.  In the event that SJCC invests capital for the collection, disposal, processing, sale or management of gas from the Coal Leases and receives cash proceeds or cash value of marketable instruments such as environmental allowances, the Parties shall refer that matter to the Joint Committee to determine whether, in light of the Operating Costs reimbursed by the Utilities and the capital investment of SJCC with respect to those gas collection, disposal, processing, sale or management activities, all or any portion of such proceeds shall be credited against cost of collection activity billed to Utilities.  Notwithstanding the foregoing, income tax credits received by SJCC shall not be credited against cost of collection activity billed to Utilities.

5.	Effective January 1, 2007 the UG-CSA is amended by deleting the following paragraph in Exhibit F “Operating Costs” Section H “Legal Fees and Expense”:

Actual fees and expenses of outside attorneys employed by SJCC for work directly related to SJCC's work under this Agreement, except that such fees and expenses related to disputes or litigation between Utilities and SJCC arising out of this Agreement, or negotiation of other agreements, shall be excluded.  SJCC shall consult with Utilities with respect to the selection of such outside attorneys.

And replacing it with the following paragraph:

Actual fees and expenses of outside attorneys employed by SJCC for work directly related to SJCC's work under this Agreement, including but not limited to actual fees and expenses of outside attorneys employed by SJCC to resolve actual or potential claims that arise due to oil and gas interests on lands within the Coal Leases that may limit, in SJCCs reasonable judgment, SJCC’s ability to perform its obligations under the UG-CSA.  Provided, however, that such fees and expenses related to disputes or litigation between Utilities and SJCC arising out of this Agreement, or negotiation of other agreements, shall be excluded.  SJCC shall consult with Utilities with respect to the selection of such outside attorneys.

6.	Effective January 1, 2007 the UG-CSA is amended by inserting the following paragraph at the end of Section 7.1 “Mining Plans and Methods” of the UG-CSA:

C)
Activity that SJCC undertakes in SJCC’s reasonable judgment, beyond venting, to collect, dispose, process, sell and otherwise manage gas from the point such gas is removed from the mine to mitigate its environmental impact is work under this Agreement.

7.	Effective January 1, 2008, the UG-CSA is amended by deleting the following language in Exhibit F “Operating Costs” Paragraph J:

All costs that SJCC incurs to resolve actual or potential claims that arise due to oil and gas interests on lands within the Coal Leases that may limit, in SJCC’s reasonable judgment, SJCC’s ability to perform its obligations under the UG-CSA.  Such costs include, without limitation, payments to and funding arrangements with oil and gas lease interest-holders to resolve such claims.

And replacing it with the following paragraph:

The following percentages of the costs that SJCC incurs to resolve actual or potential claims that arise due to oil and gas interests on lands within the Coal Leases that may limit, in SJCC’s reasonable judgment, SJCC’s ability to perform its obligations under the UG-CSA: [ * ] of such costs related to Section 36, Township 30 North, Range 15 West, N.M.P.M. and [ * ] of such costs related to the area covered by the remainder of the Coal Leases.  Such costs subject to these percentages include, without limitation, payments to and funding arrangements with oil and gas lease interest-holders to resolve such claims.

8.	Effective January 1, 2008, Section 6.4 “Waste Disposal Area” of the UG-CSA is amended by deleting the following paragraph:

In connection with the Waste Disposal Agreement dated July 27, 1992, as amended, SJCC will maintain, to the extent permitted by, and in compliance with, applicable laws, regulations and permits, suitable waste disposal areas within the SJCC Site Area.  “Waste” shall be defined as material disposed of pursuant to the Waste Disposal Agreement.

And replacing it with the following paragraph:

In connection with the Coal Combustion Byproduct Disposal Agreement dated January 1, 2008, SJCC will maintain, to the extent permitted by, and in compliance with, applicable laws, regulations and permits, suitable waste disposal areas within the SJCC Site Area.  “Waste” shall be defined as material disposed of pursuant to the Coal Combustion Byproduct Disposal Agreement.

9.
Effective when it is approved by the United States Bureau of Land Management, the second modification to Federal Coal Lease NM 28093 (“NM 28093 Mod 2”) is hereby added to the Coal Leases.  Specifically, the UG-CSA is amended by adding the following coal lease description to Exhibit “A” “Coal Leases”:

NM 28093 Mod 2 – Modification to Federal Coal Lease NM 28093, the Deep Lease, approx. 448.36 acres.

Township 29 North, Range 15 West, NMPM, approx. 127.46 acres

Section 1: Gov’t Lot 1, Gov’t Lot 2, SE/4 NE/4, E/2 E/2 SW/4 NE/4

Township 29 North, Range 14 West, NMPM, approx. 320.9 acres

Section 6: N/2

The Exhibit A map attached to this Amendment Five replaces and supersedes the prior Exhibit A map.

10.	Effective January 1, 2007, Section 10.3 “Authority” of the UG-CSA is amended by adding the following paragraph:

H)
SJCC shall not extend mining operations into Section 6, Township 29 North, Range 14 West NMPM, unless the Joint Committee passes a resolution approving mining in Section 6, Township 29 North, Range 14 West NMPM, before February 28, 2009.  The decision of any Party not to consent to such a resolution shall not be subject to challenge, by arbitration or otherwise.

11.	Effective January 1, 2007, the UG-CSA is amended by inserting the following language at the end of Exhibit F “Operating Costs”:

L.           District 300 Extension

1.
Costs incurred to address surface facility and property ownership including but not limited to purchase, damage mitigation payments, alternative arrangement payments, area clean up costs, cost to dispose of unwanted items, and compensation payments for loss of use or inconvenience of property interests in Section 6, Township 29 North, Range 14 West N.M.P.M. and Section 1, Township 29 North, Range 15 West N.M.P.M.

2.
SJCC will credit against Operating Costs any value realized due to the disposal of any assets acquired to address surface facility and property ownership in Section 6, Township 29 North, Range 14 West, NMPM, and Section 1, Township 29 North, Range 15 West, NMPM, to the Utilities.  If SJCC incurs a penalty, as described in Exhibit F Section L (3), the credit above will be reduced by an amount equal to the total salvage value multiplied by the SJCC penalty amount ([ * ] of the amount of actual costs that exceed the high estimate for the costs in the penalty-incentive cost pool described below) divided by the total actual cost incurred in the penalty-incentive cost pool.  All values adjusted for inflation.

3.
For the District 300 extension area in Section 6, Township 29 North, Range 14 West N.M.P.M. and Section 1 Township 29 North, Range 15 West N.M.P.M., SJCC may earn an incentive, which is an amount to be added to operating costs, or incur a penalty, which is a reduction factor applied to certain operating costs as described below:

a.           Any incentive amount earned will be added to operating costs and if eligible, will be subject to the depletion adjustment described in Section 8.2 “Mining and Reclamation Component” (C) “Reimbursable Operating Costs” (1).

b.           The incentive and penalty will be determined by comparing actual costs to forecast costs for cost types in the District 300 penalty-incentive cost pool.  Cost types in the District 300 penalty-incentive cost pool are surface rights costs (the costs described in Exhibit F Paragraph L(1)), subsidence and location mitigation costs, and lease acquisition costs excluding permitting, exploration drilling, oil and gas conflict resolution costs, and work done by current embedded staff (administrative, engineering, land, and legal).

c.           The District 300 penalty-incentive cost pool targets are $[ * ] for the low target, $[ * ] for the expected target, and $[ * ] for the high target.  These targets are in January 2007 dollars and do not include any tax or royalty roll up effects.

d.           If SJCC’s actual costs, invoiced for cost types in the District 300 penalty-incentive cost pool, exceed the high target, both adjusted for inflation to the evaluation period, SJCC will only invoice [ * ] of costs that exceed the high target adjusted for inflation for cost types in the District 300 penalty-incentive cost pool.

e.           If the Joint Committee approves the resolution to approve mining in Section 6 Township 29 North, Range 14 West, N.M.P.M. required by Section 10.3 “Authority” Paragraph “H”, and SJCC mines more than 3.3 million tons from the NM 28093 Mod 2 area, SJCC will be eligible for the following incentive amounts, as applicable:

(1)           An incentive equal to [ * ] of the difference between the high target and SJCC’s actual costs, both adjusted for inflation to the time of the evaluation, if SJCC’s actual costs adjusted for inflation fall between and the high and expected District 300 penalty-incentive cost pool targets adjusted for inflation, or

(2)           If SJCC’s actual costs, adjusted for inflation, fall below the expected District 300 penalty-incentive cost pool target also adjusted for inflation SJCC will earn a [ * ] incentive for the difference between the expected and high target plus an additional incentive equal to [ * ] of the difference between the expected target estimate and SJCC’s actual costs, both adjusted for inflation to the evaluation time.

f.           SJCC will calculate and invoice the incentive earned, if any, for the surface rights and lease cost portion of the District 300 penalty-incentive cost pool when SJCC mines more than 3.3 million tons from the NM 28093 Mod 2 area, and the Utilities shall pay the amount invoiced.

g.           SJCC will reassess the District 300 penalty-incentive cost pool once the full costs of the project are known and invoice or credit any incentive difference assessed and invoiced in Paragraph L of Exhibit F, above.  However, in any case, the final calculation of the incentive amount shall take place no later than December 31, 2013, unless otherwise agreed by the Parties, and utilize a forecast for any items that are not then resolved.

4.
Due to the unique circumstances the Parties shall use the following inflation adjustments for purposes of Exhibit F, Paragraph L only: The deflator used for making inflation adjustments to the District 300 surface rights portion of the penalty-incentive cost pool targets and actual costs will be line 11 of Bureau of Economic Analysis Table 1.1.9, Gross Private Domestic Investment, Residential.  All other penalty-incentive cost pool targets and actual costs incurred will use line 1 of Table 1.1.9, Gross Domestic Product Implicit Price Deflator.  The base deflator for all penalty-incentive cost pool targets of Exhibit F, Paragraph L.3.c shall be the first quarter 2007 and, for actual costs incurred, shall be the quarter in which such cost was incurred.

12.
In consideration for the other terms and conditions of this Amendment and Joint Committee Resolution Number 4, including the credits and invoicing agreements described, which are full and final satisfaction of disputes about costs incurred: (a) to fund arrangements to extinguish actual or potential claims that arise due to oil and gas interests on lands within the Coal Leases; (b) in permitting and regulatory compliance activities necessitated by oil and gas leases and associated activities; (c) for fees and related costs incurred by attorneys in attempting to resolve oil and gas lease and associated development conflicts; (d) to collect, dispose, process, sell and otherwise manage gas from the point such gas is removed from the mine to mitigate its environmental impact prior to December 31, 2007, the Utilities and SJCC each hereby withdraw any and all claims concerning whether Utilities have an obligation to reimburse or otherwise make payment to SJCC for these costs.  Each hereby releases and forever discharges the other from any and all claims, potential claims, obligations and liabilities of any kind or character of whatever nature, whether known or unknown, suspected or unsuspected, direct or indirect, which arose at any time before December 31, 2007 in connection with these costs.

13.
The Parties have reached agreement on the Capital True Up Adjustment and the values for NPVD, NPVC, and Moriginal.  Therefore, the Parties agree that the CTUA is hereby terminated.  This provision constitutes the Notice of Termination provided for in CTUA Section 1.1(A).

14.	Capitalized terms used herein shall have the meaning defined herein or in the UG-CSA.

15.
All other provisions of the UG-CSA not specifically amended by this Amendment Five remain in full force and effect.  This Amendment Five shall be effective in accordance with its terms upon execution by all Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on their behalf by their respective officers, thereunto duly authorized.

Public Service Company of New Mexico

By: /s/ John Myers
Name: John Myers
Title: V.P. Power Production	Date: 12/18/07

Tucson Electric Power Company

By: /s/ David Hutchens
Name: David Hutchens
Title: Vice President	Date: 12/19/07

San Juan Coal Company

By: /s/ Evan Y. Jones
Name: Evan Y. Jones
Title: V.P. SJCC	Date: 12/21/07